CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

Hansen Natural Receives Anticipated Letter from Nasdaq

Corona, CA – November 20, 2006 – Hansen Natural Corp. (NASDAQ: HANS) announced today that it received a Nasdaq Staff Determination letter on November 15, 2006, stating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 4310(c)(14) due to the delayed filing of the Company’s Form 10-Q for the quarter ended September 30, 2006, and that its securities are, therefore, subject to delisting from the Nasdaq Capital Market.

The Company intends to request a hearing before the Nasdaq Listing Qualifications Panel (the "Panel") to review the Nasdaq Staff Determination. Pending a decision by the Panel, Hansen's shares will remain listed on the Nasdaq Capital Market. There can be no assurance that the Panel will grant the Company's request for continued listing.

The Company has previously announced that a special committee is undertaking a special investigation of certain option grants. The Company intends to file its Form 10-Q as soon as practicable after the completion of the investigation by the special committee.

Hansen Natural Corporation

Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy

(more)

drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. Hansen’s can be found on the Web at www.hansens.com.

The press release contains forward-looking statements concerning Hansen’s plans to request a hearing before a Nasdaq Listing Qualifications Panel and the special committee’s continuing review of Hansen’s stock option grant practices and related accounting. There can be no assurance concerning the outcomes of the hearing request or the special committee’s review. Forward-looking statements are made as of the date of this press release and, except as required by law, Hansen does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

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